Exhibit 10.28

STRATUS PROPERTIES INC.
DIRECTOR COMPENSATION

Cash Compensation

Each non-employee director receives $500 for attendance at each board committee meeting as well as an annual fee consisting of (a) $10,000 for serving on the board, (b) $1,000 for each committee on which he serves, and (c) $1,000 for each committee of which he is the chairman. Each director receives a fee of $500 for attendance at each board meeting and is also reimbursed for reasonable out-of-pocket expenses incurred in attending each board and committee meeting.

Stock Option Plan for Non-Employee Directors

The company provides equity compensation to the non-employee directors through the 1996 Stock Option Plan for Non-Employee Directors, which was approved by our stockholders. Pursuant to the plan, on September 1st of each year, each non-employee director receives a grant of options to acquire 2,500 shares of our common stock. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date.